Exhibit 99.1

NEWS

MSC INDUSTRIAL SUPPLY CO. NAMES EDWARD MARTIN SENIOR VICE PRESIDENT OF SALES & CUSTOMER SUCCESS

MELVILLE, NY and DAVIDSON, NC, JUNE 3, 2019 - MSC INDUSTRIAL SUPPLY CO. (NYSE: MSM),  a premier distributor of Metalworking and Maintenance, Repair and Operations (MRO) products and services to industrial customers throughout North America,  today announced that Edward Martin has joined the company as Senior Vice President of Sales and Customer Success.

Martin, 49, joins MSC following an impressive 27-year tenure with General Electric where he served as Chief Commercial Officer and led large Sales organizations for several of the company’s industrial-related businesses. He most recently served as Chief Commercial Officer for GE’s Power’s Industrial Solutions business with responsibility for worldwide sales, marketing, pricing and commercial operations. Martin received a bachelor’s degree in managerial economics and mathematics from Union College in Schenectady, N.Y.

“We are pleased to welcome Eddie Martin, an exceptional, experienced sales executive, to MSC’s leadership team,” said Erik Gershwind, president and chief executive officer. “Eddie has demonstrated a strong record of success in capturing market share while improving profitability, and his experience in establishing an execution culture is particularly important as we look to drive greater results from the recent transformation of our sales organization.”

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Media Contact:	Investor Contact:
Paul Mason	John G. Chironna
MSC Industrial Supply Co.	MSC Industrial Supply Co.
(704) 987-5313	(704) 987-5231
paul.mason@mscdirect.com	chironnj@mscdirect.com

About MSC Industrial Supply Co. MSC Industrial Supply Co. (NYSE:MSM) is a leading North American distributor of metalworking and maintenance, repair, and operations (MRO) products and services. We help our customers drive greater productivity, profitability and growth with more than 1.6 million products, inventory management and other supply chain solutions, and deep expertise from over 75 years of working with customers across industries.

Our experienced team of over 6,500 associates is dedicated to working side by side with our customers to help drive results for their businesses - from keeping operations running efficiently today to continuously rethinking, retooling, and optimizing for a more productive tomorrow.

For more information on MSC, please visit mscdirect.com.

75 Maxess Road, Melville, New York 11747  |  525 Harbour Place Drive, Davidson, NC 28036  |  mscdirect.com